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                                               August 20, 1998


Investors Financial Services Corp.
200 Clarendon Street
Boston, Massachusetts 02116

    Re:   S-3 Registration Statement
          ---------------------------

Ladies and Gentlemen:

    This opinion relates to an aggregate of 440,000 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of Investors Financial Services Corp., a Delaware corporation (the "Company"), which are the subject matter of a Registration Statement on Form S-3 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended.

    The 440,000 shares of Common Stock covered by the Registration Statement are being sold by the Company and include 40,000 shares subject to an over-allotment option granted by the Company to the underwriter named in the prospectus included in the Registration Statement.


    We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.


    Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued, sold and delivered against payment therefor in accordance with the provisions of the Prospectus will be legally issued, fully paid and non-assessable.


    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                              Very truly yours,




                                               TESTA, HURWITZ & THIBEAULT, LLP